Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Papa Murphy’s Holdings, Inc. of our report dated February 27, 2014, except Note 23, as to which the date is March 11, 2014, relating to the consolidated financial statements and financial statement schedules of Papa Murphy’s Holdings, Inc. and subsidiaries, which appears in Papa Murphy’s Holdings, Inc. Registration Statement on Form S-1 (No. 333-194488).

/s/ Moss Adams LLP

Portland, Oregon

May 1, 2014